Exhibit 16.1

February 1, 2023

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

WWC, P.C. (“WWC”) has been furnished with a copy of the disclosures in the Form 8-K for the event that occurred on January 27, 2023, to be filed by WWC’s former client ABCO Energy, Inc. (the “Company”). WWC does not disagree with the Company’s statements regarding WWC found in paragraphs one, two, five, and six under Item 4.01. Changes in Company’s Certifying Accountant (a) Previous independent registered public accounting firm.

WWC has no basis to agree or disagree with any other part of the Form 8-K.

Very truly yours,

WWC, P.C.

Certified Public Accountants

PCAOB ID No. 1171